UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 22, 2006

eMERGE INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29037	65-0534535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10305 102nd Terrace Sebastian, FL	32958
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 581-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Employment Agreement. On May 22, 2006, eMerge Interactive, Inc. (the “Company”) entered into an amended and restated employment agreement with Susan D. Mermer, the Company’s newly appointed Executive Vice President and Chief Financial Officer. A summary of the amended and restated employment agreement for Ms. Mermer is provided in Item 5.02(c) of this report, which agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02(c). Appointment of Certain New Officers.

Effective May 22, 2006, the Company’s Board of Directors appointed Susan D. Mermer as Executive Vice President and Chief Financial Officer of the Company succeeding Robert E. Drury who will become Executive Vice President of Business Development.

Ms. Mermer has been with the Company since August 2000. From January 2006 to the present, she served as the Company’s Senior Vice President and Controller. From August 2000 to January 2006, she served as the Company’s Controller. Prior to joining the Company, Ms. Mermer served as Director of Finance, Assistant Treasurer and Assistant Secretary for Paravant, Inc., a manufacturer of defense electronics, where she was responsible for SEC financial reporting as well as leading the merger and acquisition due diligence team. From 1997 to 1998, Ms. Mermer was Audit Manager for Hoyman, Dobson & Co., P.A. a public accounting firm. Ms. Mermer began her financial career in 1989 as a certified public accountant at KPMG LLP where she was Audit Manager for several publicly traded companies. Ms. Mermer graduated from the University of Virginia and is a C.P.A. in the state of Florida.

Ms. Mermer’s employment agreement provides that, among other things, she will receive an annual salary of $150,000, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 45% of her base salary each year based on performance objectives established by the Board of Directors. Ms. Mermer will receive salary and other compensation earned through the date of termination, a prorated earned bonus (if any) and a severance benefit equal to six months of her salary if her employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Ms. Mermer’s stock options will be accelerated by six months and the vested options will remain exercisable for a period of six months following the date of termination without cause. If Ms. Mermer is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of 12 months following date of termination.

Item 7.01. Regulation FD Disclosure.

The information in this Current Report and in the accompanying exhibit is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On May 24, 2006, eMerge Interactive, Inc. issued a press release announcing the appointment of Susan D. Mermer as Executive Vice President and Chief Financial Officer of the Company succeeding Robert E. Drury who will become Executive Vice President of Business Development. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement, dated May 22, 2006, by and between eMerge Interactive, Inc. and Susan D. Mermer, regarding the amended and restated terms of Ms. Mermer’s employment with eMerge Interactive, Inc.

99.1	Press release, issued by the Company on May 24, 2006, announcing the appointment of Susan D. Mermer as Executive Vice President and Chief Financial Officer of the Company succeeding Robert E. Drury who will become Executive Vice President of Business Development.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 24, 2006

eMerge Interactive, Inc.

By:	/s/ DAVID C. WARREN
David c. Warren
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.:	Description:
10.1	Letter Agreement, dated May 22, 2006, by and between eMerge Interactive, Inc. and Susan D. Mermer, regarding the amended and restated terms of Ms. Mermer’s employment with eMerge Interactive, Inc.

99.1	Press release, issued by the Company on May 24, 2006, announcing the appointment of Susan D. Mermer as Executive Vice President and Chief Financial Officer of the Company succeeding Robert E. Drury who will become Executive Vice President of Business Development.